EXHIBIT 11

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
S.Y. Bancorp, Inc. and Subsidiaries

                            For the Three Months       For the Nine Months
                             Ended September 30         Ended September 30
                             1997          1996         1997          1996

PRIMARY

Average shares
  outstanding             3,277,436      3,270,452    3,275,253     3,266,334
Effect of assumed conversion
  of stock options under
  treasury stock method     120,543         99,746      117,442        96,128
                          ---------      ---------    ---------     ---------
                          3,397,979      3,370,198    3,392,695     3,362,462
                          =========      =========    =========     =========

Net income               $1,668,000     $1,460,000   $4,872,000    $3,868,000
                          =========      =========    =========     =========

Per share                $      .49     $      .44   $     1.44    $     1.15
                          =========      =========    =========     =========
FULLY DILUTED

Average shares
  outstanding             3,277,436      3,270,452    3,275,253     3,266,334
Effect of assumed conversion
  of stock options under
  treasury stock method     128,957        114,058      131,895       116,674
                          ---------      ---------    ---------     ---------
                          3,406,393      3,384,510    3,407,148     3,383,008
                          =========      =========    =========     =========

Net income               $1,668,000     $1,460,000   $4,872,000    $3,868,000
                          =========      =========     =========    =========

Per share                $      .49     $      .43    $     1.43   $     1.15
                          =========      =========    =========     =========